EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Partners Reports Second Quarter 2020 Financial Results

Results for the Second Quarter of 2020

  Net income of $10.2 million, or $0.43 per common unit
  Adjusted EBITDA of $13.2 million and distributable cash flow of $11.3 million
  Quarterly cash distribution of $0.12 per unit
  Distribution coverage ratio of 3.99x, LTM distribution coverage ratio of 1.59x
  Completed $135 million debt financing

OMAHA, Neb., Aug. 03, 2020 (GLOBE NEWSWIRE) -- Green Plains Partners LP (NASDAQ:GPP) today announced financial and operating results for the second quarter of 2020. Net income attributable to the partnership was $10.2 million, or $0.43 per common unit, for the second quarter of 2020 compared with net income of $10.7 million, or $0.45 per common unit, for the same period in 2019.

The partnership also reported adjusted EBITDA of $13.2 million and distributable cash flow of $11.3 million for the second quarter of 2020, compared with adjusted EBITDA of $13.9 million and distributable cash flow of $11.7 million for the same period in 2019. Distribution coverage was 3.99x for the three months ended June 30, 2020 as compared to 1.04x for the same period a year ago.

“Green Plains Partners continues to generate consistent and strong financial results and cash flows through long term minimum volume commitments and a stable logistics business,” said Todd Becker, president and chief executive officer. “We continue to demonstrate the resiliency of our business model as we delivered solid results for unit holders and were pleased to have completed our loan refinancing during the quarter. We remain focused on further deleveraging the partnership through the repayment of debt, which should ultimately accrue to the benefit of all stakeholders.”

Second Quarter Highlights and Recent Developments

  On June 4, 2020, the partnership refinanced its debt facility into a $130.0 million term loan and a $5.0 million revolving credit facility, maturing December 31, 2021.

  On July 16, 2020, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.12 per unit, or approximately $2.8 million, for the second quarter of 2020. The distribution is payable on August 7, 2020, to unitholders of record at the close of business on July 31, 2020.

Results of Operations
Consolidated revenues decreased $0.4 million for the three months ended June 30, 2020, compared with the same period for 2019. Terminal services revenue decreased $0.3 million primarily as result of a decrease in fees associated with minimum volume commitments. Revenues generated from railcar transportation services decreased $0.1 million primarily due to lower sublease revenue.

Operations and maintenance expenses increased $0.4 million to $6.6 million for the three months ended June 30, 2020, compared with the same period for 2019, primarily due to an increase in railcar lease expense as well as accretion expense associated with asset retirement obligations. General and administrative expenses decreased $0.1 million to $0.9 million for the three months ended June 30, 2020, compared with the same period for 2019, primarily due to a reduction in accounting fees.

During the second quarter of 2020, our parent’s average biofuel production utilization rate decreased to approximately 53.5% of capacity, primarily due to lower margins driven by a significant reduction in motor fuel demand as a result of the COVID-19 pandemic. Biofuel throughput was 150.1 million gallons, compared with the contracted minimum volume commitment of 235.7 million gallons per quarter. As a result, the partnership charged Green Plains Trade $4.3 million related to the minimum volume commitment deficiency for the quarter, resulting in a credit to be applied against excess volumes in future periods. This credit will expire by June 30, 2021, if unused by Green Plains Trade. The deficiency charge was recognized in revenue by the partnership for the three months ended June 30, 2020, and as such, future volumes throughput by Green Plains Trade in excess of the quarterly minimum volume commitment, up to the amount of $4.3 million, will not be recognized in revenue in future periods prior to expiration.

GREEN PLAINS PARTNERS LP
SELECTED OPERATING DATA
(unaudited, in million gallons)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	% Var.	2020	2019	% Var.
Product volumes
Storage and throughput services	150.1	225.1	(33.3)%	391.7	380.8	2.9%

Terminal services:
Affiliate	22.3	29.8	(25.2)	54.8	54.6	0.4
Non-affiliate	24.1	27.2	(11.4)	50.6	52.8	(4.2)
	46.4	57.0	(18.6)	105.4	107.4	(1.9)

Railcar capacity billed (daily average)	80.9	81.1	(0.2)	79.8	82.3	(3.0)

Liquidity and Capital Resources
Total liquidity as of June 30, 2020, was $8.0 million, including $3.0 million in cash and cash equivalents, and $5.0 million available under the partnership’s revolving credit facility.

Conference Call Information
On August 4, 2020, Green Plains Partners LP and Green Plains Inc. will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss second quarter 2020 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 3141408. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains Partners’ website at http://ir.greenplainspartners.com.

Non-GAAP Financial Measures
Adjusted EBITDA and distributable cash flow are supplemental financial measures used to assess the partnership’s financial performance. Management believes adjusted EBITDA and distributable cash flow provide investors useful information in assessing the partnership’s financial condition and results of operations. Adjusted EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization, plus adjustments for transaction costs related to acquisitions or financings, unit-based compensation expense, net gains or losses on asset sales and the partnership’s proportional share of EBITDA adjustments of equity method investee. Distributable cash flow is defined as adjusted EBITDA less interest paid or payable, income taxes paid or payable, maintenance capital expenditures and the partnership’s proportionate share of distributable cash flow adjustments of equity method investee. References to LTM refer to results from the immediately preceding twelve-month period. Adjusted EBITDA and distributable cash flow are not presented in accordance with generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as alternatives to net income or any other measure of financial performance presented in accordance with GAAP to analyze the partnership’s results.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of sustainable biofuels and sustainable high-protein and novel feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied are discussed in Green Plains Partners’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains Partners assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$3,037	$261
Accounts receivable, including from affiliates	16,860	16,651
Other current assets	1,286	517
Total current assets	21,183	17,429
Property and equipment, net	35,953	37,355
Operating lease right-of-use assets	33,897	35,456
Other assets	14,278	15,413
Total assets	$105,311	$105,653

LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
Accounts payable, including to affiliates	$5,690	$5,593
Operating lease current liabilities	11,865	13,093
Current maturities of long-term debt	36,334	132,100
Other current liabilities	4,174	5,026
Total current liabilities	58,063	155,812
Long-term debt	90,576	-
Operating lease long-term liabilities	23,214	23,088
Asset retirement obligations	2,610	2,500
Total liabilities	174,463	181,400

Partners' deficit	(69,152)	(75,747)
Total liabilities and partners' deficit	$105,311	$105,653

GREEN PLAINS PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per unit amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	% Var.	2020	2019	% Var.
Revenues
Affiliate	$18,997	$19,133	(0.7)%	$37,980	$37,915	0.2%
Non-affiliate	1,384	1,692	(18.2)	2,672	3,997	(33.1)
Total revenues	20,381	20,825	(2.1)	40,652	41,912	(3.0)
Operating expenses
Operations and maintenance (excluding depreciation and amortization reflected below)	6,603	6,233	5.9	12,763	13,098	(2.6)
General and administrative	878	988	(11.1)	1,922	2,105	(8.7)
Depreciation and amortization	966	771	25.3	1,927	1,756	9.7
Total operating expenses	8,447	7,992	5.7	16,612	16,959	(2.0)
Operating income	11,934	12,833	(7.0)	24,040	24,953	(3.7)
Other income (expense)
Interest income	-	20	*	-	40	*
Interest expense	(1,820)	(2,166)	(16.0)	(3,684)	(4,221)	(12.7)
Other	-	(73)	*	-	(73)	*
Total other expense	(1,820)	(2,219)	(18.0)	(3,684)	(4,254)	(13.4)
Income before income taxes and income from equity method investee	10,114	10,614	(4.7)	20,356	20,699	(1.7)
Income tax expense	(105)	(47)	123.4	(136)	(99)	37.4
Income from equity method investee	175	142	23.2	333	357	(6.7)
Net income	$10,184	$10,709	(4.9)%	$20,553	$20,957	(1.9)%

Net income attributable to partners' ownership interests:
General partner	$204	$213	(4.2)%	$411	$418	(1.7)%
Limited partners - common unitholders	9,980	10,496	(4.9)	20,142	20,539	(1.9)

Earnings per limited partner unit (basic and diluted):
Common units	$0.43	$0.45	(4.4)%	$0.87	$0.89	(2.2)%

Weighted average limited partner units outstanding (basic and diluted):
Common units	23,138	23,120		23,138	23,119

Supplemental Revenues Data:
Storage and throughput services	$11,785	$11,785	-%	$23,570	$23,570	-%
Railcar transportation services	5,374	5,505	(2.4)	10,498	11,124	(5.6)
Terminal services	2,132	2,413	(11.6)	4,326	5,201	(16.8)
Trucking and other	1,090	1,122	(2.9)	2,258	2,017	11.9
Total revenues	$20,381	$20,825	(2.1)%	$40,652	$41,912	(3.0)%

* Percentage variance not considered meaningful.

GREEN PLAINS PARTNERS LP
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income	$20,553	$20,957
Noncash operating adjustments:
Depreciation and amortization	1,927	1,756
Distribution from equity method investee	1,000	-
Other	589	265
Net change in working capital	(1,825)	978
Net cash provided by operating activities	22,244	23,956

Cash flows from investing activities:
Purchases of property and equipment, net	(54)	82
Net cash provided by (used in) investing activities	(54)	82

Cash flows from financing activities:
Payments of distributions	(14,116)	(22,538)
Net payments on credit facility	(2,100)	(1,800)
Payments of loan fees	(3,198)	-
Net cash used in financing activities	(19,414)	(24,338)

Net change in cash and cash equivalents	2,776	(300)
Cash and cash equivalents, beginning of period	261	569
Cash and cash equivalents, end of period	$3,037	$269

GREEN PLAINS PARTNERS LP
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except ratios)

	Three Months Ended		Six Months Ended		LTM Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020
Net income	$10,184	$10,709	$20,553	$20,957	$41,075
Interest expense	1,820	2,166	3,684	4,221	7,773
Income tax expense	105	47	136	99	257
Depreciation and amortization	966	771	1,927	1,756	3,612
Unit-based compensation expense	79	79	158	158	319
Loss (gain) on the disposal of assets	-	73	-	73	(87)
Proportional share of EBITDA adjustments of equity method investee (1)	44	43	94	109	181
Adjusted EBITDA	13,198	13,888	26,552	27,373	53,130
Interest paid or payable	(1,820)	(2,166)	(3,684)	(4,221)	(7,773)
Income taxes paid or payable	(30)	(43)	(61)	(96)	(203)
Maintenance capital expenditures	(32)	-	(54)	-	(148)
Distributable cash flow	$11,316	$11,679	$22,753	$23,056	$45,006
Distributions declared (2)	$2,836	$11,280	$5,672	$22,549	$28,232
Coverage ratio	3.99x	1.04x	4.01x	1.02x	1.59x

(1) Represents the partnership's proportional share of depreciation and amortization of its equity method investee.
(2) Represents distributions declared for the applicable period and paid in the subsequent quarter.

Green Plains Inc. Contacts
Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com
Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com